Exhibit 99.1

ProPetro Announces Departure of Chief Financial Officer

MIDLAND, Texas, March 4, 2025, (Business Wire) – ProPetro Holding Corp. (“ProPetro” or the “Company”) (NYSE: PUMP) today announced the departure of David Schorlemer, its Chief Financial Officer, effective March 3, 2025 (the “Separation Date”).

Sam Sledge, Chief Executive Officer said: “I want to thank David for his dedicated service to the Company for the past four and a half years. David has brought stability, experience and a strong commercial mindset to our executive team. Through his leadership, we have executed several accretive transactions, instituted a successful share repurchase program and developed deep and talented finance, accounting and technology functions. We are immediately commencing a search for David’s replacement. I want to wish David success in his future endeavors.”

Celina A. Davila, currently the Chief Accounting Officer and principal accounting officer of the Company, will additionally assume the role of principal financial officer of the Company on an interim basis until a new Chief Financial Officer is appointed, effective as of the Separation Date.

Mr. Sledge commented: “Celina is a key part of our leadership team and has led impressive development of our accounting function since her appointment as Chief Accounting Officer in November 2023 With the strong team she and David have helped to build, I am confident in our ability to continue to execute at a high level through this transitional period.”

About ProPetro

ProPetro Holding Corp. is a Midland, Texas-based provider of premium completion services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources. We help bring reliable energy to the world. For more information visit www.propetroservices.com.

Investor Contacts:

Matt Augustine

Vice President, Finance and Investor Relations

matt.augustine@propetroservices.com

432-219-7620

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